Results of Shareholder Meeting (Unaudited)
At the annual meeting of shareholders of the MFS Research Bond Fund, which was held on October 19, 2001, the following actions were taken: Item 1. To elect a Board of Trustees.

                                               Number of Shares

Nominee                             For                Withhold Authority
Jeffrey L. Shames                   1,558,842.871           33,393.013
John W. Ballen                      1,558,842.871           33,393.013
Lawrence H. Cohn, M.D.              1,558,842.871           33,393.013
The Hon. Sir J. David Gibbons, KBE  1,558,842.871           33,393.013
William R. Gutow                    1,558,842.871           33,393.013
J. Atwood Ives                      1,558,842.871           33,393.013
Abby M. O'Neill                     1,555,268.714           36,967.170
Lawrence T. Perera                  1,558,842.871           33,393.013
William J. Poorvu                   1,558,842.871           33,393.013
Arnold D. Scott                     1,558,842.871           33,393.013
J. Dale Sherratt                    1,558,842.871           33,393.013
Elaine R. Smith                     1,555,268.714           36,967.170
Ward Smith                          1,558,842.871           33,393.013
Item 2. To amend, remove or add certain fundamental investment policies. Number of Shares
For 1,165,320.452
Against 23,149.302
Abstain 56,765.130
Item 3. To approve a new investment advisory agreement with Massachusetts Financial Services Company.
Number of Shares
For 1,521,866.987
Against 19,776.172
Abstain 50,592.725
Item 4. To ratify the selection of the independent public accountants for the current fiscal year.
Number of Shares
For 1,529,459.275
Against 10,737.730
Abstain 52,039.879